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                                                                 Exhibit 10.17

                                August 5, 1999


Mr. Dave Downey, Chief Executive Officer
Across Media Networks, L.L.C.
1746 Cole Blvd.
Bldg. 21, Ste. 300
Golden, Colorado 80401


        Re:     MediaPlex Agreement with Across Media
                -------------------------------------

Dear Dave:

        MediaPlex, Inc. ("MediaPlex") eagerly anticipates the diversified opportunities and powerful mutual benefits of working with Across Media Networks, L.L.C. ("Across Media"). As such, I would like to take this opportunity to thank you and Across Media for the chance to collaborate with your organization, which we believe will be a long and mutually rewarding relationship for both companies. This is to confirm the parameters of our understanding with respect to our proposed strategic partnership.

        a. The anticipated alliance. We both envision collaborating on interactive programs designed to capitalize on the convergence of cable television with the Internet ("Interactive Media Programs"). This collaboration would combine Across Media's unrivaled ability to create local cable programming with MediaPlex's unique ability to plan customized media and marketing programs and to utilize a client's enterprise data to generate real-time automated advertising campaigns best suited for a particular viewer.

        In brief, this strategic alliance would enable Across Media and MediaPlex to offer marketers the unprecedented capability to match a specific consumer with a specific, compelling offer presented both on cable television and on the Internet driven by business rules and relevant marketing data. We believe this alliance literally holds the potential to revolutionize the scope of current marketing by establishing the most customized campaigns.

        b. Immediate Programs. Initially, we have agreed that as soon as MediaPlex's Mobile Java Objects ("MOJO") technology is available, Mediaplex will provide this technology to AMN exclusively in conjunction with online marketing and advertising programs for Across Media's CityHits Internet business (www.cityhits.com) and its client. In addition, subject to the approval of participating hotel chains and to meeting agreed upon performance criteria, MOJO will be used by Across Media as the exclusive enterprise information provider for a television programming channel focused exclusively on entertaining hotel patrons (the "Exclusive Hotel Channel") currently being developed by Across Media, including the initial development of a designated channel for patrons of the Marriott and Starwood Hotels. It is agreed that, subject to



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Mr. Dave Downey
July 22, 1999
Page 2 of 3

the terms herein, Across Media will assist in the representation of MOJO to the participating hotel chains and will solely utilize the MOJO technology in the development and implementation of specific advertising/marketing campaigns utilizing enterprise data on this channel, including the initial program focused on increased occupancy in participating hotel properties. This program ("Operation Fullhouse") will be enabled by MOJO technology which will provide real-time inventory management capability. If these projects are successful and other terms and conditions can be mutually agreed you, it is anticipated that MOJO will subsequently be utilized by the parties in supplementary marketing programs offered in conjunction with Operation Fullhouse including programs involving such marketers as airlines, rental car reservations, and related promotions.

        MediaPlex will manage the integration process with regard to CityHits and the Exclusive Hotel Channel and with the prior written approval of Across Media and pursuant to the terms hereof will charge the participating marketing partners, such as the hotel chains, the airlines and rental car companies, for such integration on a one-time basis. MediaPlex will continue to maintain its reporting and tracking functions in-house. The initial implementation of the Exclusive Hotel Channel program is expected later this year.

        Further, it is agreed that MediaPlex and Across Media shall participate in the revenues generated by MOJO-powered programs on a mutually agreed-upon basis to be negotiated in good faith. Thereafter, we both anticipate applying the same format to additional hotel chains, including the Hilton Corporation.

        MediaPlex and Across Media will coordinate efforts to track transactions generated by these programs and submit invoices on the agreed-upon sharing basis that shall be due and payable upon receipt. MediaPlex's charges shall be inclusive of our media planning, tracking, and reporting, and will also be inclusive of all non-billable work such as planning meetings and new client pitches.

        Our agreement shall commence on the first day it is signed by both parties (fax signatures are acceptable) and shall run for a term of six months, at which time the parties may agree in writing to extend the term.

        MediaPlex will act in the capacity of an independent contractor. This agreement embodies our entire agreement, supersedes all prior oral and written agreements, and may not be amended or modified except by an agreement signed by both parties; provided that the parties acknowledge that there are various terms which have not yet been finalized and which will be negotiated in good faith as soon as practicable. The law of the State of Colorado shall govern this agreement. This agreement may be executed in any number of counterparts and facsimile
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Mr. Dave Downey
July 22, 1999
Page 3 of 3

copies, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument. If any action at law of in equity is brought to enforce or interpret the terms of this agreement, the prevailing party shall recover its reasonable attorney's fees in addition to any other relief to which it may be entitles. Any notice or report required or permitted by this agreement shall be made by personal delivery or fax to the then operating fax number or business address to the attention of Alan M. Raifman, if to MediaPlex, or to Dave Downey, if to Across Media.

        If this comports with your understanding of our agreement, please sign it and fax us a copy for our file. Please retain the original for your files.

                                        Best regards,

                                        MEDIAPLEX, INC.


                                        By:  /s/ Alan M. Raifman
                                           ----------------------
                                              Alan M. Raifman
                                              V.P of Business and Legal Affairs


AGREED TO AND ACCEPTED:

ACROSS MEDIA NETWORKS, L.L.C.


By:  /s/ Dave Downey
    -----------------
        Dave Downey
        President